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                                                                    Exhibit 99.1

                      [PriceWaterhouseCoopers Letterhead]

                                                  PriceWaterhouseCoopers LLP
                                                  1441 Main Street, Suite 705
                                                  Columbia SC 29201
                                                  Telephone (803) 779 0930



                        Report of Independent Accountants


To the Board of Directors and Stockholder of Chase Manhattan Mortgage Corporation:


We have examined management's assertion about Chase Manhattan Mortgage Corporation's (the "Company") compliance with the minimum servicing standards ("standards") identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 2001 included in the accompanying management assertion (see Exhibit I). The Company performs loan subservicing functions for the residential loan servicing portfolios of its affiliates Chase Mortgage Company and Chase Mortgage Company West. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the standards.

In our opinion, management's assertion that the Company complied with the aforementioned standards as of and for the year ended December 31, 2001 is fairly stated, in all material respects.



March 15, 2002


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                                                                       Exhibit I

                  Management's Assertion Concerning Compliance
                      with USAP Minimum Servicing Standards


March 15, 2002


As of and for the year ended December 31, 2001, Chase Manhattan Mortgage Corporation ("CMMC") and Chase Mortgage Company ("CMC") and their subsidiaries (collectively, the "Group") have complied in all material respects with the minimum servicing standards (the "Standards") set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"). These standards are applicable only to Chase Manhattan Mortgage Corporation's prime and subprime mortgage portfolios.

As of and for this same period, the Group had in effect fidelity bond and errors and omissions policy in the amounts of $250,000,000 and $25,000,000 respectively.




/s/ Setve Rotella                             /s/ Terry L. Gentry
-----------------------------------------     ----------------------------------
Steve Rotella                                 Terry L. Gentry
Chief Executive Officer                       Senior Vice President of Servicing



  /s/ Glenn Mouridy                           /s/ Lucy Gambino
-----------------------------------------   ------------------------------------
Glenn Mouridy                                 Lucy Gambino
Executive Vice President of Servicing         Vice President of Risk Management